As filed with the Securities and Exchange Commission on November 22, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Fire & Casualty Company

(Exact name of registrant as specified in its charter)

Iowa	42-0644327
(State of incorporation)	(I.R.S. Employer Identification No.)

118 Second Avenue SE

Cedar Rapids, Iowa 52407-3909

(Address, including zip code, of principal executive offices)

United Fire & Casualty Company Nonqualified

Non-Employee Director Stock Option and Restricted Stock Plan

Stock Option Agreements 2001, 2002, 2003, 2004 - Christopher R. Drahozal

Stock Option Agreements 2001, 2002, 2003, 2004 - Jack B. Evans

Stock Option Agreements 2003, 2004 - Thomas W. Hanley

Stock Option Agreements 2001, 2002, 2003, 2004 - Casey D. Mahon

Stock Option Agreements 2001, 2002, 2003, 2004 - George D. Milligan

Stock Option Agreements 2001, 2002, 2003, 2004 - Mary K. Quass

Stock Option Agreements 2001, 2002, 2003, 2004 - Byron G. Riley

Stock Option Agreements 2001, 2002, 2003, 2004 - Kyle D. Skogman

Stock Option Agreements 2002, 2003, 2004 - Frank S. Wilkinson, Jr.

Stock Option Agreements 2001, 2002 - Thomas K. Marshall

Stock Option Agreements 2001 - Leonard J. Marshall

(Full title of the plan)

John A. Rife, President/CEO

118 Second Avenue SE

Cedar Rapids, IA 52407-3909

(Name and address of agent for service)

(319) 399-5700

(Telephone number, including area code, of agent for service)

Michael K. Denney, Esq.

Bradley & Riley PC

2007 First Avenue SE

Cedar Rapids, IA 52402

(Recipient of copies)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $3.33 1/3	199,000	$15.25 - $27.32	$7,847,291	$923.63

(1)	This amount includes (a) the maximum number of shares of common stock (150,000) registered to be offered or sold pursuant to the United Fire & Casualty Company Nonqualified Non-Employee Director Stock Option and Restricted Stock Plan, (b) the maximum number of shares of common stock that can be issued pursuant to individual stock option agreements issued to directors, as listed below, and (c) an indeterminate number of shares that may be issued to adjust the number of shares issued pursuant to the plan and the options described below as a result of any future stock split, stock dividend or similar transaction that adjusts the common stock of United Fire & Casualty Company.

Name	# of shares	Exercise Price
Christopher R. Drahozal	1,000	15.25
Christopher R. Drahozal	1,000	16.975
Christopher R. Drahozal	2,000	16.13
Christopher R. Drahozal	2,000	27.32
Jack B. Evans	800	15.25
Jack B. Evans	1,000	16.975
Jack B. Evans	2,000	16.13
Jack B. Evans	2,000	27.32
Thomas W. Hanley	2,000	16.13
Thomas W. Hanley	2,000	27.32
Casey D. Mahon	400	15.25
Casey D. Mahon	600	16.975
Casey D. Mahon	1,600	16.13
Casey D. Mahon	2,000	27.32
Leonard J. Marshall	200	15.25
Thomas K. Marshall	200	15.25
Thomas K. Marshall	1,000	16.975
George D. Milligan	800	15.25
George D. Milligan	1,000	16.975
George D. Milligan	2,000	16.13
George D. Milligan	2,000	27.32
Mary K. Quass	1,000	15.25
Mary K. Quass	1,000	16.975
Mary K. Quass	2,000	16.13
Mary K. Quass	2,000	27.32
Byron G. Riley	800	15.25
Byron G. Riley	1,000	16.975
Byron G. Riley	2,000	16.13
Byron G. Riley	2,000	27.32
Kyle D. Skogman	400	15.25
Kyle D. Skogman	600	16.975
Kyle D. Skogman	1,600	16.13
Kyle D. Skogman	2,000	27.32
Frank S. Wilkinson, Jr.	1,000	16.975
Frank S. Wilkinson, Jr.	2,000	16.13
Frank S. Wilkinson, Jr.	2,000	27.32

Total Number of Options:	49,000

(2)	In accordance with Rule 457(c) and (h), the maximum offering price and the calculation of the registration fee for the 150,000 shares that may be issued upon exercise of options not yet granted under the United Fire & Casualty Company Nonqualified Non-Employee Director Stock Option and Restricted Stock Plan are based upon the average of the high ($46.11 per share) and low ($45.27 per share) prices for United Fire & Casualty Company’s common stock on November 18, 2005, of $45.69 per share, as reported on The Nasdaq Stock Market. The registration fee with respect to 49,000 shares that are subject to outstanding options is determined in accordance with Rule 457(h) on the basis of the exercise price of such outstanding options and warrants, as illustrated by the following:

Number of Shares Subject to Outstanding Options	Offering Price Per Share	Aggregate Offering Price
5,600	$15.25	$85,400
8,200	$16.975	$139,195
17,200	$16.13	$277,436
18,000	$27.32	$491,760

49,000		$993,791

PART I – INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II – INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

United Fire & Casualty Company (the “Company” or the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed March 1, 2005;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed May 6, 2005;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed July 29, 2005;

(d)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed October 28, 2005; and

(e)	All of the Company’s other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, since the end of the fiscal year covered by the document referred to in (a) above.

All reports and other documents filed by the Company subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and deemed to be a part hereof from the date of filing of such reports or documents.

Item 4.	DESCRIPTION OF SECURITIES

The Company is authorized to issue 75,000,000 shares of Common Stock, par value $3.33 1/3 per share.

The holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available for the payment of dividends. Upon liquidation, the holders of Common Stock are entitled to share, on a pro rata basis, the net assets after payment of any amounts due to creditors.

Each share of Common Stock has one vote on all matters submitted to a vote of the shareholders. Holders of shares of Common Stock have no cumulative voting rights and are not entitled as a matter of right to any preemptive or subscriptive rights.

Directors are divided into three classes. Each year the terms of the members of a different class of directors expire and directors for that class are elected to three-year terms.

A shareholder or group of shareholders, jointly or severally, of not less than one-fifth but less than a majority of the outstanding shares of Common Stock, may nominate and elect that number of directors, ignoring fractions, which bears the same ratio to the number of directors to be elected as the number of shares of Common Stock held by such shareholders bears to the total shares of Common Stock outstanding, but the total number of directors so elected by minority stockholders may not exceed one less than a majority of the aggregate number of directors to be elected. Unless minority common shareholders exercise their right to nominate and elect a proportionate number of directors as described above, the holders of a majority of the outstanding shares of Common Stock voting in any election of directors at which a quorum is present can elect all of the directors.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Bradley & Riley PC has given its opinion upon the validity of the securities being registered. Mr. Byron G. Riley, a director of the Company, is employed as an attorney by Bradley & Riley PC.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Incorporation and Bylaws of the Registrant provide for indemnification by the Registrant of each of its directors to the fullest extent permitted by the Iowa Business Corporation Act (the “Act”) for liability for such director arising by reason of his or her status as a director of the Registrant. The Articles of Incorporation of the Registrant and the Act provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for act or omissions not in good faith or that involve intentional misconduct or knowing violation of the law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for an unlawful distribution under Section 490.833 of the Act.

Under the Act, a corporation is required to indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

The above discussion of the Act and the Registrant’s Articles of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by the Act and the Registrant’s Articles of Incorporation and Bylaws.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit Number	Description
4.1	United Fire & Casualty Company 2005 Nonqualified Non-Employee Director Stock Option and Restricted Stock Plan

5.1	Opinion and Consent of Bradley & Riley PC

15.1	Acknowledgment Letter of Ernst & Young LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Bradley & Riley PC is contained in Exhibit 5.1

24.1	Powers of Attorney (included on page 6 of this registration statement)

Item 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering or such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on November 18, 2005.

United Fire & Casualty Company

By:	/S/ J. SCOTT MCINTYRE, JR.
J. Scott McIntyre, Jr., Chairman of the Board

By:	/S/ JOHN A. RIFE
John A. Rife, President/Chief Executive Officer

By:	/S/ KENT G. BAKER
Kent G. Baker, Vice President/Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. SCOTT McINTYRE, JR., and JOHN A. RIFE, jointly and severally, each in his own capacity, as true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ J. SCOTT MCINTYRE, JR. J. Scott McIntyre, Jr.	Chairman of the Board, Director	November 18, 2005

/S/ JOHN A. RIFE John A. Rife	President, Chief Executive Officer, Director	November 18, 2005

/S/ KENT G. BAKER Kent G. Baker	Vice President, Chief Financial Officer	November 18, 2005

/S/ JACK B. EVANS Jack B. Evans	Vice Chairman of the Board, Director	November 18, 2005

Christopher R. Drahozal	Director

/S/ THOMAS W. HANLEY Thomas W. Hanley	Director	November 18, 2005

/S/ CASEY D. MAHON Casey D. Mahon	Director	November 18, 2005

George D. Milligan	Director

/S/ MARY K. QUASS Mary K. Quass	Director	November 18, 2005

/S/ BYRON G. RILEY Byron G. Riley	Director	November 18, 2005

/S/ KYLE D. SKOGMAN Kyle D. Skogman	Director	November 18, 2005

Frank S. Wilkinson, Jr.	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	United Fire & Casualty Company 2005 Nonqualified Non-Employee Director Stock Option and Restricted Stock Plan

5.1	Opinion and Consent of Bradley & Riley PC

15.1	Acknowledgment Letter of Ernst & Young LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Bradley & Riley PC is contained in Exhibit 5.1

24.1	Powers of Attorney (included on page 6 of this registration statement)